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                                                                           EXHIBIT 12



                          THE BLACK & DECKER CORPORATION AND SUBSIDIARIES

                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of Dollars, Except Ratios)

                                                 Three Months Ended        Twelve Months Ended
                                                  December 31, 1994          December 31, 1994
EARNINGS:

Earnings before income taxes                                 $ 90.3                     $190.1
Interest expense                                               52.4                      195.1
Portion of rent expense representative
  of an interest factor                                         9.0                       30.3

Adjusted earnings before taxes and
  fixed charges                                              $151.7                     $415.5
                                                             ======                     ======

FIXED CHARGES:

Interest expense                                             $ 52.4                     $195.1
Portion of rent expense representative
  of an interest factor                                         9.0                       30.3

Total fixed charges                                          $ 61.4                     $225.4
                                                             ======                     ======


RATIO OF EARNINGS TO FIXED CHARGES                             2.47                       1.84


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